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Exhibit 10.61

DISTRIBUTORSHIP AGREEMENT

        THIS AGREEMENT made and entered into effective as of July 31, 2002, between OPTISCHE SYSTEME GOTTINGEN ISCO-OPTIC AG, Anna-Vandenhoeck-Ring 5, 37081 Gottingen, Germany, hereinafter referred to as "ISCO" and BALLANTYNE OF OMAHA, INC., a Nebraska corporation, 4350 McKinley Road, Omaha, Nebraska 68112, hereinafter referred to as "Ballantyne", pursuant to which Ballantyne will act as the exclusive distributor for ABC products (annex "A") in Ballantyne's territory (USA, Canada, Mexico).

        NOW, THEREFORE, the parties hereto agree and covenant as follows:

        1.    GRANT OF DISTRIBUTORSHIP.

        ISCO hereby grants Ballantyne, subject to the provisions of the Agreement, the exclusive right to sell, lease, or otherwise distribute and service the ISCO products identified in the attached Annex "A", and such new or additional products in addition to or in support of this line of products as may be from time to time developed or offered by ISCO within and throughout Ballantyne's territory (USA, Canada, Mexico). Ballantyne agrees to go on exhibitions, to advertise in corresponding magazines and to undertake all necessary steps to market the ISCO products, to secure business and markets for the named products of ISCO in such territory, to develop and maintain a substantial volume of sales of said products, to use diligent efforts to establish contacts with customers, promote ISCO's products and develop customer specifications consistent with those of ISCO's products. In addition, Ballantyne will seek new product ideas or new application ideas and from time to time forward them as feedback to ISCO.

        Annex "A", as attached at the time of the signing of the Agreement, is for illustrative purposes only to provide an initial list of products to be covered by this Agreement. At the effective date of this Agreement the parties will initial and attach the ISCO Distributor Price List in effect immediately prior to the ISCO distributor price list in effect on that date. Ballantyne shall not distribute or sell in the territory any products shown in Annex "A" which are not produced by ISCO.

        2.    PURCHASE OF UNITS.

        Orders shall be placed by Ballantyne by issuance of a purchase order and all necessary import certifications and permits.

        3.    PRICE.

        A.    The prices applicable to products under this Agreement shall be those shown on the ISCO Distributor Price List. When a new ISCO Distributor Price List becomes effective, the ISCO Distributor Price List that it replaced will be initialized by the parties and attached and incorporated herein as a new Annex "A".

        B.    ISCO will provide Ballantyne with a copy of any new ISCO Distributor Price List at least ninety (90) days prior to its effective date.

        C.    Any price decreases reflected on any new ISCO Distributor Price List or otherwise made available by ISCO to is distributors will immediately, upon their effective date, apply to purchases under this Agreement.

        D.    Any new ISCO lens products, as generally described in this Agreement, or other ISCO lens products which are not listed on the then-current Annex "A", shall be available to Ballantyne at the lowest prices at which they are available to other ISCO distributors or customers in the European market (all countries which are members of the European Union).

        E.    ISCO covenants and agrees that the prices at which products are offered to Ballantyne shall be no higher than one hundred five percent (105%) of those offered to any other customer purchasing such products in like quantities (during a period of twelve months) from ISCO in the European market. No customer of ISCO shall be offered a price for these products that is lower than ninety-five percent (95%) of the price charged to Ballantyne. In case ISCO acts contrary to the above mentioned regulations, Ballantyne shall be entitled to claim to be put in the same position as the other customer to whom the products were sold at a favorable price.

        F.    Prices for sales to Ballantyne or commissions earned by Ballantyne for sales to other customers in the territory for special lenses, customer lenses, special venue projection lenses or other ISCO lens products which are not listed on the then-current Annex "A" and which are not available to other ISCO distributors or customers shall be determined by negotiation between Ballantyne and ISCO.

        4.    DELIVERY.

        A.    Ballantyne will pay freight charges on all shipments made hereunder. Shipments will be made by air freight with shipments consolidated to obtain the cheapest possible rate, and for all shipments the terms of delivery are "ex work Gottingen".

        B.    ISCO shall make shipment of products ordered under this Agreement within one hundred twenty (120) days following receipt of orders from Ballantyne. If any orders cannot be delivered within this time period, ISCO shall notify Ballantyne in writing of the reason for the delay and state a date upon which shipment will be made.

        C.    ISCO shall provide Ballantyne with notice of any inventory stocks that are at low levels so that Ballantyne can anticipate possible delays in shipment for those products

        D.    All products will be packed and packaged with adequate protection to withstand the rigors of international air shipment and handling. Risk of loss or damage in transit shall be borne by Ballantyne's transport insurance carrier. Title to the products shall pass to Ballantyne upon delivery to the carrier.

        E.    Ballantyne will provide to ISCO on a monthly basis the sales activity by product to assist ISCO in planning its production. ISCO will receive quarterly and accumulated figures from Ballantyne, as mentioned in Annex "B".

        5.    ACCEPTANCE.

        A.    All products ordered shall be subject to final inspection and acceptance at Ballantyne within thirty (30) days following delivery. If the products are to be shipped directly to Ballantyne's customer or delivered to the customer without being opened and repackaged by Ballantyne, final inspection and acceptance will be made at the customer's facility within thirty (30) days after delivery to the customer.

        B.    ISCO shall supply all technical data necessary for acceptance of its products.

        6.    EXCLUSION OF OTHER DISTRIBUTORS.

        ISCO shall make sure to the extent which is reasonable and common in the relevant kind of business to prevent its other distributors from making sales, advertising, or promotion efforts in, or ship ISCO products into Ballantyne's territory (USA, Canada, Mexico).

        7.    TRADEMARKS OR TRADE NAMES.

        A.    ISCO grants to Ballantyne the right to use any trademark or trade name of ISCO that is associated with the products purchased hereunder whether or not such trademark or trade name has been registered.

        B.    In addition to use of ISCO's trademarks and trade names, Ballantyne shall have the right to use other trademarks or trade names which it may consider appropriate in connection with the products, after confirmation from ISCO.

        C.    Trademarks and trade names created by Ballantyne shall be used only in the territory stated in Ballantyne's territory (USA, Canada, Mexico), unless otherwise agreed to between ISCO and Ballantyne.

        D.    Trademarks or trade names created by Ballantyne may be registered by Ballantyne and shall be considered exclusively the property of Ballantyne. No right to any other ISCO distributor to use such trademarks or trade names is granted by Ballantyne under this Agreement, although such grant may be given by specific agreement in the future.

        E.    ISCO will take all necessary steps to protect and retain all trademarks or service marks registered by ISCO in the United States for products purchased hereunder. If ISCO fails to do so in a timely manner, upon written notice to ISCO, Ballantyne may, at its sole option and without obligation, do so and offset any costs incurred against future payments due to ISCO. If such offset is insufficient to reimburse such costs to Ballantyne, then ISCO will promptly reimburse Ballantyne in full.

        8.    PAYMENTS.

        A.    Payment terms during the first twelve (12) months of this Agreement are fourteen (14) days after receipt of goods by Ballantyne or its customer, with a two percent (2%) discount. Thereafter, payment terms will be thirty (30) days from receipt of goods by Ballantyne or its customer, with a discount of two percent (2%) if paid within fourteen (14) days from receipt of product by Ballantyne or its customer.

        B.    All payments shall be made in Euros.

        9.    EXISTING INVENTORY.

        Ballantyne agrees that its inventory of lenses shall remain constant at at least One Million One Hundred Thousand and 00/100ths Dollars ($1,100,000.00) for a period of one (1) year, and Ballantyne shall order additional product required to maintain such level during the first year. ISCO agrees that, to the extent the inventory of any item to be acquired by Ballantyne exceeds a one-year's supply, based on prior sales by Ballantyne, ISCO will cooperate with and assist Ballantyne in shipping such excess inventory for sale outside of Ballantyne's territory. After one year from the effective date of this Agreement, if any items exceeding a one-year's supply remain in Ballantyne's inventory, the parties will develop a mutually agreed upon schedule pursuant to which Ballantyne will return such excess inventory to ISCO as agreed to by both parties over a two-year period. In this mutual agreement ISCO and Ballantyne also have to reach an understanding on the valuation of the excess inventory to be returned as well as on the terms of the payments to be mace by ISCO to Ballantyne on the basis of such valuation agreed upon, ISCO will only have to make any payment to Ballantyne if an understanding was reached on the valuation and the terms of payment for the excess inventory to be returned. Any such payment to Ballantyne will only have to be made by ISCO in the amount of the agreed valuation of the excess inventory to be returned. All types of credits for the benefit of Ballantyne will also be deemed payments within the meaning of the foregoing. The cost of shipping such items to ISCO shall be paid by Ballantyne.

        10.    TERMINATION OF AGREEMENT.

        A.    This Agreement shall remain in effect for a period of sixty (60) months from the effective date hereof.

        B.    Either party shall have the right to terminate this Agreement at the end of this sixty (60) month period without show of cause by notifying the other party of its intention to so terminate this Agreement not less than twelve (12) months prior to the expiration date.

        C.    In order to maintain the exclusivity of this distributorship, Ballantyne agrees to a minimum dollar volume of purchases of One Million Dollars ($1,000,000) during each year in which this Agreement is in effect, of which approximately one-fourth (1/4) shall be ordered during each quarterly period. To the extent feasible, orders will be placed each month, and shipped within thirty (30) days, as provided in Paragraph 4.B. Ballantyne shall be given notice in writing by ISCO of any intention to terminate its exclusive distributorship for failure to maintain this dollar volume of purchases, and Ballantyne shall have a minimum of forty-five (45) days in which to cure any such deficiency.

        D.    This Agreement shall be automatically renewed at the end of this sixty (60) month period, determined as set forth above, for a period of two years, and shall be renewable for two-year periods thereafter unless either party notifies the other party, without show of cause, not less than twelve (12) months prior to the end of any such two year period, of its intention not to renew this Agreement.

        E.    This Agreement may be terminated by either party if the other party becomes insolvent, makes a general assignment for the benefit of creditors, declares bankruptcy, becomes subject to any proceeding in bankruptcy, receivership, or insolvency or is otherwise unwilling or unable to make shipments or fulfill its commitments under this Agreement, or commits a breach, or nonobservance of any of the provisions hereof.

        F.    Notice of intent to terminate shall be given as provided in Article 13 hereof. The effective date of such notice shall be the date of receipt by the other party. In the event of a justified termination for cause which ISCO is responsible for, or non renewal of this agreement by ISCO, Ballantyne shall have the right to return its remaining ISCO stock to ISCO for full credit or refund at Ballantyne's option.

        11.    CHANGE OF CONTROL.

        A.    Irrespective of its legal form Ballantyne shall give ISCO notice of all changes which might be of any importance for the continuation of this Agreement. Ballantyne shall in particular give ISCO notice of (a) a change of shareholders, (b) the execution of a capital reduction and (c) the change of the firm name. The notice shall be in writing and shall be sent the persons mentioned in Article 14 by registered mail.

        B.    Within four weeks following the receipt of the notice pursuant to Article 11A. ISCO is entitled to terminate this Agreement with immediate effect provided that the notice informs ISCO of a change of shareholders. If Ballantyne does not comply with its obligation to notify pursuant to Article 11A., the right to terminate with immediate effect pursuant to the immediately preceding sentence shall be unlimited in time.

        12.    WARRANTY.

        A.    ISCO agrees and warrants that all articles, materials, and products supplied to Ballantyne or its customers will conform to the specifications, drawings, samples, or other descriptions, including those contained in sales literature or technical bulletins, furnished or adopted by ISCO, except for intentional or negligent acts of third parties.

        B.    All products will be of good material and workmanship and free from defects and will be of merchantable quality and fit for the intended purpose. Such warranties by ISCO shall run to the benefit of Ballantyne or its successors. ISCO further warrants that all articles delivered under this Agreement will be free from defect in design and manufacture. Ballantyne's approval of designs furnished by ISCO shall not relieve ISCO of its obligations under this warranty.

        C.    Any articles or materials not accepted or not in conformance with specifications or generally accepted practices or workmanship may be returned to ISCO, freight collect, for replacement, repair, credit, or refund, depending on the damage or failure. Any item which has not been placed in use shall be replaced, or a credit or refund given. Any item which has not been placed in use shall be replaced, or a credit or refund given. Any item which has been placed in use shall be replaced, or a credit or refund given. Any item which has been placed in use may be repaired, but is to be put in new condition. This warranty shall be effective for a period of one (1) year following the date of receipt of the product by Ballantyne's customer. All expenses for or arising from articles, products, or materials returned for breach of warranty hereunder shall be borne by ISCO, including expenses and penalties incurred by Ballantyne in recalling such items which have been delivered, expenses of redelivery and damages payable as a result of nonconformance to specifications, or production or design deficiencies.

        13.    GENERAL PROVISIONS.

        A.    This Agreement contains all of the understanding of the parties hereto, and, as of its effective date, supersedes any and all other agreements written or oral between them. This Agreement is contingent upon the assignment to ISCO by ISCO-Optic GmbH of the agreement between ISCO-Optic GmbH and Ballantyne which was effective March 1, 1993, and upon such assignment, said agreement between ISCO-Optic GmbH and Ballantyne shall be deemed cancelled and of no further force and effect, and the relationship of the parties hereto shall be governed solely by this Agreement. No waiver, modification, or amendment hereof shall be effective unless made in writing and executed by both parties hereto.

        B.    ISCO shall defend and hold Ballantyne harmless from all claims or causes of action by any third party with reference to or in connection with the distributorship granted herein, or the right of Ballantyne to market and distribute the products of ISCO.

        C.    Each party is an independent contractor in carrying out this Agreement and all personnel assigned by a party to this effort will be considered employees of the assigning party and in no sense employees of the other party. It is understood and agreed that ISCO is in no sense the representative or agent of Ballantyne and has no right or authority to assume or to create any obligation for Ballantyne or to bind Ballantyne in any respect whatsoever. Each party hereto agrees to hold the other harmless with respect to claims made by its own employees or employees of its subcontractors, suppliers, or affiliates against the other party in connection with any operations carried out in accordance with this Agreement.

        D.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, or assignees.

        E.    If any covenant, agreement, term or provisions of this Agreement, as from time to time amended, or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of any covenant, agreement, term or provision not affected shall be valid and enforceable to the fullest extent permitted by applicable law.

        F.    This Agreement shall be construed and interpreted in accordance with the UN Sales Convention (United Nations Convention on Contracts for the International Sale of Goods). Any controversy that cannot be settled directly in practical and dignified negotiation shall be submitted to arbitration in Douglas County, Nebraska, by and in accordance with the rules of the American Arbitration Association then prevailing and the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

        14.    NOTICES.

        All notices regarding this Agreement shall be in writing, sent by certified mail, or delivered by a messenger who will obtain a receipt for delivery, directed to:

        A.    In the case of Optische Systeme Gottingen ISCO-Optic AG:

    Personlich/Vertraulich
    An die Mitglieder des Vorstandes
    Anna-Vandenhoeck-Ring 5
    37081 Gottingen
    Germany

        B.    In the case of Ballantyne:

    PRESIDENT
    Ballantyne of Omaha, Inc.
    4350 McKinley
    Omaha, Nebraska 68112
    U.S.A.

        In confirmation hereof the parties hereto have caused this Agreement to be signed by a duly authorized individual or officer of the company, each certifying that he is empowered to act on behalf of his company as of the month, day and year written below.

OPTISCHE SYSTEME GOTTINGEN ISCO-OPTIC AG		BALLANTYNE OF OMAHA, INC.
By:	/s/ CHRISTIAN LINDSTEDT	By:	/s/ JOHN WILMERS
	Christian Lindstedt Printed Name		John Wilmers Printed Name
	Vorstand Title		President & CEO Title
/s/ S. FITZL
S. Fitzl Printed Name
Vorstand Title
	06 August 02 Date		7-29-02 Date

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  Exhibit 10.61